Exhibit 99

General Cable Corporation Comments on Venezuelan Currency Devalution

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 14, 2013--The Venezuelan government announced the official exchange rate of its currency (Bolivars) would be adjusted from 4.3 Bolivars to each US Dollar to 6.3, effective February 13, 2013. These actions by the Venezuelan government are expected to result in a one-time charge in the first quarter of 2013 primarily related to the Company’s remeasurement of its local balance sheet on the date of the devaluation. The non-recurring pre-tax charge in the first quarter of 2013 is expected to be in the range of $42 million which will be recorded as other expense. The Company does not expect any impact to its 2012 results of operations or cash flows.

The Company confirms its full year 2013 outlook for adjusted operating income of $300 to $340 million, excluding the non-recurring charge related to the remeasurement of the local balance sheet on the date of the Venezuelan currency devaluation.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty, construction and communications markets. For more information about General Cable products, please contact your local sales representative or visit our Web site at www.generalcable.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity, our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 23, 2012, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

CONTACT:
General Cable Corporation
Len Texter, Director, Investor Relations, 859-572-8684